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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE                                               July 9, 1996
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FOR FURTHER INFORMATION CONTACT:
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          Fred B. Gross
          Vice President -- Corporate Development
          Wilmar Industries, Inc.
          303 Harper Drive
          Moorestown, NJ  08057
          (609) 439-1222


                            WILMAR INDUSTRIES, INC.
                FILES REGISTRATION STATEMENT FOR PUBLIC OFFERING


     Moorestown, NJ, July 9, 1996.  Today, Wilmar Industries, Inc. (NASDAQ:
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WLMR) filed a registration statement with the Securities and Exchange Commission for a public offering of 3,770,000 shares of Common Stock. Of the shares being offered, 2,000,000 shares will be sold by the Company and 1,770,000 shares will be sold by selling shareholders. The offering will be managed by Alex. Brown & Sons Incorporated, William Blair & Company, L.L.C., Robertson Stephens & Company L.L.C. and PaineWebber Incorporated.

     The net proceeds to the Company will be used primarily for general working capital purposes, including possible acquisitions of companies engaged in the supply of repair and maintenance products. A portion of the net proceeds will be applied towards the repayment of bank debt used to finance the cash portion of the acquisition of HMA Enterprises, Inc., which was completed on July 8, 1996. HMA is a leading supplier of repair and maintenance products to the apartment housing market in Texas and has distribution centers in Dallas, Houston and San Antonio. HMA had net sales of approximately $24.8 million for the 12 months ended February 29, 1996.

     Copies of the preliminary prospectus relating to the offering may be obtained from Alex. Brown & Sons Incorporated, 135 E. Baltimore Street, Baltimore, MD 21202, William Blair & Company, 222 West Adams Street, Chicago, IL 60606, Robertson, Stephens & Company, 555 California Street, Suite 2600, San Francisco, CA 94104, or PaineWebber Incorporated, 1285 Avenue of the Americas, 13th Floor, New York, NY 10019.

     Wilmar is a rapidly growing national marketer and direct distributor of repair and maintenance products, principally to the apartment housing market, and operates 15 distribution centers throughout the United States, including the three centers added through the acquisition of HMA.


A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.